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                                                                    EXHIBIT 10.3


                               AMENDMENT NO. 1 TO
                               SERVICE AGREEMENT

        CardioDynamics International Corporation (the "Company") and Rivertek Medical Systems, Inc. ("Rivertek") entered into a Service Agreement dated as of July 1, 1995 (the "Agreement"). This Amendment No. 1 (dated July 25, 1997) amends the Agreement. Dennis G. Hepp ("Hepp") is also a party to this Amendment No. 1. Capitalized terms not otherwise defined herein shall have the meanings given in the Agreement.

        1. As part of the Services, Rivertek shall make Hepp available to provide an unusual quantity of on-site hours through February 1, 1998 (extendable upon agreement of all parties) to accomplish critical Engineering and Product Development objectives. Hepp shall spend about every third week at the Company, from noon Monday to 1:30 p.m. Friday, with occasional stayovers and modified week selections as required. Including travel (and also including executive committee and engineering staff meetings), Hepp shall spend at least 80 hours per month on Company activities.

        2. Hepp shall be a Company officer with the title of Chief Technology Officer and with the powers and duties of such officer position. The Company shall provide coverage for Hepp under its directors and officers liability insurance policy. The Company shall indemnify Hepp against claims as it would any other Company officer.

        3. Hepp shall provide all services as a Rivertek Employee, and shall for all purposes not be, and shall not be treated as being, a Company employee. He shall receive no Company fringe benefits. Payments with respect to his hours worked shall be to Rivertek (which shall be solely responsible for cash compensation to Hepp as its employee, and for all tax withholding on Rivertek's cash compensation to Hepp).

        4. To avoid conflict of interest, Hepp shall not be responsible, within the Company, for awarding work to or approving payment to Rivertek. These functions shall be handled by the Company's President.

        5. The hourly rate payable by the Company to Rivertek for Hepp's time for the duration of the special arrangement contemplated by this Amendment No. 1 shall be 65% of Rivertek's rate for Hepp's time on Rivertek's standard hourly rate list. Although the rate list may be changed quarterly, in no event will Hepp's full list rate exceed the average rate Rivertek then actually charges other Rivertek clients for Hepp's time. For convenience, Rivertek's current rate list is attached hereto. Hepp's travel time is billable to the Company unless he works for other Rivertek clients while traveling.

        6. To further incentivize Hepp, the Company shall on July 30, 1997 grant Hepp a nonqualified stock option under the Company's 1995 Stock Option/Stock Issuance Plan to purchase 150,000 shares of Company Common Stock at an exercise

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price equal to that day's fair market value of the Company Common Stock. As to the following number of shares, the option shall not become exercisable unless and until, during Hepp's service as Chief Technology Officer, the following occur:

        8,000 shares    Written approval before September 1, 1997 per QSR-107
                        of the Design Input Deliverables for the Compass Project

        8,000 shares    Written approval before November 15, 1997 per QSR-107
                        of the Design Output Deliverables for the Rev. C Board
                        Project

        8,000 shares    Written approval before February 1, 1998 per QSR-107
                        of the Design Output Deliverables for the Compass
                        Project

        8,000 shares    Written approval before February 15, 1998 per QSR-107
                        of the Design Verification Deliverables for the Compass
                        Project

        15,000 shares   510(k) submission for a Compass device before December
                        15, 1997

        20,000 shares   FDA 510(k) clearance of a Compass device before March
                        30, 1998

        4,000 shares    Submission of CE Mark approval materials for a Compass
                        device to Company's Notified Body before April 30, 1998

        4,000 shares    Grant of the CE Mark for a Compass device before June
                        1, 1998

        75,000 shares   Upon completion of each 100-hour block of service,
                        7,500 shares become exercisable at the end of the Company fiscal quarter in which the block is completed

After the option become exercisable for the applicable shares, it remains exercisable throughout the option's 10-year term notwithstanding any ending of Rivertek's or Hepp's service to the Company. Hepp acknowledges not all the shares may become exercisable before February 1, 1998; nonetheless he has no right to remain in his role with the Company after (or, for that matter, before) February 1, 1998.


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        7.      Hepp shall enter into a Company Consulting Services Agreement, which contains proprietary-information and intellectual-property-assignment provisions consistent with those applicable to Rivertek in the Agreement.

        8. Rivertek's agreement in Section 8.10 of the Agreement shall expire no sooner than nine months after the end of Hepp's tenure as Chief Technology Officer. Such agreement shall also apply to Hepp, as if he were Rivertek, from now until nine months after the end of Hepp's tenure as Chief Technology Officer.

        9.      The parties agree that Hepp shall benefit from and be bound by
Article VIII of the Agreement, with respect to this Agreement No. 1. Hepp's address for notice is c/o Rivertek.

        10.     The Company waives any past noncompliance by Rivertek with
Section 5.04 of the Agreement, provided that within 60 days from today Rivertek cures such noncompliance as to Persons who are listed on the current rate list attached hereto and who have provided Services.

        11. Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.

        Dated: July 25, 1997

                                        CARDIODYNAMICS INTERNATIONAL
                                          CORPORATION


                                        By:  /s/  RICHARD OTTO
                                            -----------------------------------
                                            CEO

                                        RIVERTEK MEDICAL SYSTEMS, INC.


                                        By:  /s/  D. G. HEPP
                                            -----------------------------------
                                            Managing Director


                                        By:  /s/  D. G. HEPP
                                            -----------------------------------
                                            DENNIS G. HEPP



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